Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES FIRST QUARTER RESULTS;

JUDGMENT ENTERED IN BARNHARD PRODUCT LIABILITY SUIT

MEDWAY, MA, April 22, 2011 – Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment, today reported results for its first quarter ended March 26, 2011. Net sales for the first quarter of 2011 increased by 19% to $31.0 million compared to $26.1 million for the corresponding 2010 period. The Company reported a net profit for the first quarter of 2011 of $0.4 million, or $0.02 per diluted share, compared to a net loss for the first quarter of 2010 of $0.8 million or $0.04 per diluted share. The 2011 results include a $356,000 charge related to the Barnhard product liability matter, discussed below.

John Aglialoro, CYBEX Chairman and CEO stated, “I am pleased with the Q1 operating results. We continue to make investments in marketing and new product development which I believe will build on our success. We are now producing two new treadmill models in addition to our Big Iron line which is new for 2011. The Bravo Functional Training Line will be available in Q3 and represents a new source of revenue. Consistently introducing new and better products plus effectively telling our story through multiple means are key elements in our business development strategy.”

As expected, CYBEX also announced that a judgment has been entered with respect to the December 2010 jury verdict in the product liability litigation, Barnhard v. Cybex International, Inc. As previously reported, CYBEX recorded as of December 31, 2010 a $62,696,000 litigation reserve as a current liability pertaining to the Barnhard jury verdict and a corresponding litigation related receivable for $15,904,000, representing the amount recoverable from the co-defendant in the matter and the estimated amount recoverable under the Company’s insurance policies. The entry of the judgment has resulted in a first quarter 2011 addition of $380,000 to the litigation reserve and $24,000 to the related receivable. Interest at the annual rate of 9% will accrue from the judgment date.

The Company believes that it was not at fault for the accident that is the basis of the Barnhard suit and accordingly that this case was wrongly decided as to liability, and further that the amount of damages awarded by the jury was grossly overstated. The Company will continue to pursue all avenues to attain a reversal or substantial reduction of this judgment. An appeal of post trial orders in the case has been filed with the Appellate Division, Fourth Judicial Department, of the Supreme Court of the State of New York, and the Company will promptly file an additional appeal of the judgment. The posting of a bond in the full amount of the judgment, which is customarily a requirement for a stay of enforcement of a judgment during the appellate process, is beyond our ability to secure. The Company is exploring ways of protecting itself during the pendency of its appeals, which will include immediately requesting the Appellate Division to grant a stay of enforcement of the judgment with a limited bonding requirement.

The Company will host a conference call on Monday, May 2, 2011 at 4:30 p.m. ET to discuss first quarter financial results and answer questions from the investor audience. Those who wish to participate may dial (888) 359-3610 from the U.S. or (719) 457-2603 for international callers. A live webcast of the conference call will also be available on the Company’s website at www.cybexintl.com in the Company Press section. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available starting Monday, May 2, 2011 at 7:30 p.m. ET and lasting through Monday, May 9, 2011 by dialing (877) 870-5176 from the U.S. or (858) 384-5517 for international callers. The access code for the replay is 2918865.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The CYBEX product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Institute for Exercise Science, CYBEX fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on CYBEX and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to the resolution of litigation involving the Company, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, and economic conditions. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2010, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 14, 2011.

- FINANCIAL TABLES TO FOLLOW -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 26, 2011	March 27, 2010

Net sales	$31,011	$26,116
Cost of sales	19,765	16,650

Gross profit	11,246	9,466
As a percentage of sales	36.3%	36.2%
Selling, general and administrative expenses	10,460	10,258
Litigation charge	356	—

Operating income (loss)	430	(792)
Interest expense, net	276	322

Income (loss) before income taxes	154	(1,114)

Income taxes (benefit)	(225)	(361)

Net income (loss)	$379	$(753)

Basic and diluted net income (loss) per share	$0.02	$(0.04)

Shares used in computing basic and diluted net income (loss) per share	17,120	17,120

- more –

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 26, 2011	December 31, 2010
ASSETS
Current assets:
Cash	$6,867	$7,030
Accounts receivable, net	17,206	18,806
Inventories	13,403	11,060
Prepaid expenses and other	1,322	1,574
Barnhard litigation related receivable	15,928	15,904

Total current assets	54,726	54,374
Property and equipment, net	28,936	29,693
Other assets	687	1,347

	$84,349	$85,414

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$1,520	$1,520
Accounts payable	4,892	3,913
Accrued liabilities	11,173	12,856
Barnhard litigation reserve	63,076	62,696

Total current liabilities	80,661	80,985
Long-term debt	13,909	14,289
Other liabilities	4,253	5,150

Total liabilities	98,823	100,424
Stockholders’ (deficit)	(14,474)	(15,010)

	$84,349	$85,414

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